UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   INMAN, BOBBY R.
   701 BRAZOS, SUITE 500
   AUSTIN, TX  78701
2. Issuer Name and Ticker or Trading Symbol
   SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   MARCH 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |3/16/0|M   | |20,000            |A  |$3.93      |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |3/16/0|F   | |8,029             |D  |$25.92     |314,519 (1)        |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |40 (1)             |I     |(2)                        |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (Class A)|$3.93 (1|3/16/|M   | |20,000 (1) |D  |3/27/|3/26/|Class A Comm|20,000 |N/A    |-0-         |D  |            |
 (right to buy)       |)       |2000 |    | |           |   |96 (3|00   |on Stock    |(1)    |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Class A)|$25.92  |3/21/|A   |V|14,000     |A  |3/21/|3/20/|Class A Comm|14,000 |N/A    |14,000      |D  |            |
 (right to buy)       |        |2000 |    | |           |   |01 (3|05   |on Stock    |       |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Class A)|$4.8325 |     |    | |           |   |3/29/|3/28/|Class A Comm|20,000 |N/A    |20,000 (1)  |D  |            |
 (right to buy)       |(1)     |     |    | |           |   |97 (3|01   |on Stock    |(1)    |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Class A)|$6.49 (1|     |    | |           |   |3/28/|3/27/|Class A Comm|40,000 |N/A    |40,000 (1)  |D  |            |
 (right to buy)       |)       |     |    | |           |   |98 (3|02   |on Stock    |(1)    |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Class A)|$9.7825 |     |    | |           |   |3/20/|3/19/|Class A Comm|20,000 |N/A    |20,000 (1)  |D  |            |
 (right to buy)       |(1)     |     |    | |           |   |99 (3|03   |on Stock    |(1)    |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (Class A)|$17.455 |     |    | |           |   |3/22/|3/21/|Class A Comm|20,000 |N/A    |20,000 (1)  |D  |            |
 (right to buy)       |(1)     |     |    | |           |   |00 (3|04   |on Stock    |(1)    |       |            |   |            |
                      |        |     |    | |           |   |)    |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Effective August 31, 1999, the Class A Common Stock of SAIC split 4-for-1. The end-of-period holdings and all stock options have been adjusted to reflect the stock split.
(2) By SAIC Employee Stock Retirement
Plan.

(3) The option is exercisable according to the following annual vesting schedule: 20% in years 1, 2 and 3 and 40%
in year
4.
SIGNATURE OF REPORTING PERSON
By: D. Garrett, Attorney-in-fact, for B.R. Inman
DATE
April 7, 2000